Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2012 FINANCIAL RESULTS

Net Revenues Up 4 Percent; Net Income Up 21 Percent

SAN FRANCISCO (April 10, 2012) – Levi Strauss & Co. (LS&Co.) announced financial results today for the first quarter ended February 26, 2012.

Highlights include:

	Three Months Ended		% Increase
($ millions)	February 26, 2012	February 27, 2011	As Reported

Net revenues	$1,165	$1,121	4%
Net income	$49	$41	21%

Net revenues increased 4 percent on a reported basis and 5 percent on a constant-currency basis, primarily due to the growth of the Levi’s® brand, from the price increases we have implemented in response to rising cotton costs, and the global expansion and performance of the company’s brand-dedicated retail network.

First quarter net income attributable to the company was $49 million compared with $41 million in the first quarter of 2011. Higher net income resulted from revenue growth and lower advertising expenses, which were partially offset by lower gross margins reflecting the adverse impact of cotton.

“We had a good start to the fiscal year. We’re pleased with our performance in the first quarter, and we delivered these results despite the pressure of high-priced cotton,” said Chip Bergh, president and chief executive officer. “Conditions remain challenging in some parts of the world. As we move through the remainder of the year our focus will be driving profitable growth through the core pillars of our business.”

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LS&Co. Q1 2012 Results/Add One

April 10, 2012

First-Quarter 2012 Highlights

•

Gross profit in the first quarter decreased to $549 million compared with $558 million for the same period in 2011. Gross margin for the first quarter was 47.1 percent of revenues compared with 49.8 percent of revenues in the same quarter of 2011. The decline in gross margin was primarily due to higher-priced cotton, which our price increases did not fully cover.

•

Selling, general and administrative expenses (SG&A) for the first quarter decreased to $439 million from $459 million in the same period of 2011. The decline in SG&A was primarily driven by lower advertising, reflecting timing shifts as well as spend reductions in some markets.

•	Operating income of $110 million grew from $99 million the prior year as the decline in gross margin was more than offset by the lower advertising expenses and the increase in net revenues.

Regional Overview

Regional net revenues for the quarter were as follows:

	Three Months Ended		% Increase (Decrease)
Net revenues ($ millions)	February 26, 2012	February 27, 2011	As Reported	Constant Currency

Americas	$647	$592	9%	10%
Europe	$289	$312	(7%)	(3%)
Asia Pacific	$228	$217	5%	5%

•

Higher net revenues in the Americas primarily reflect higher Levi’s® brand sales, mainly due to price increases, which were partially offset by related volume declines in certain wholesale customers. Higher revenues also reflect increased sales of our Signature brand products and the addition of Denizen® sales in the region.

•

Net revenues in Europe decreased primarily due to a lower volume of sales to both franchisee stores and to the traditional wholesale channels, reflecting the ongoing depressed retail environment, most notably in southern Europe. Net revenues of the company-operated retail network grew, reflecting improved performance of our stores.

•

Net revenues in Asia Pacific increased primarily due to price increases in the Levi’s® brand, which were partially offset by volume declines. Revenue growth also reflects continued expansion of the company’s brand-dedicated retail network in the region.

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LS&Co. Q1 2012 Results/Add Two

April 10, 2012

Cash Flow and Balance Sheet

At February 26, 2012, cash and cash equivalents were $238 million, complemented by $555 million available under the company’s revolving credit facility. Cash provided by operating activities was $105 million, compared with $46 million for the same period in 2011, reflecting higher trade receivable collections. The increased cash from operations yielded a reduction in net debt, which declined to $1.7 billion at the end of the first quarter of 2012, compared to $1.8 billion at the end of 2011.

“Given the challenges we anticipated in the first half of 2012, we’re pleased with our strong cash flow and our improved working capital position,” said Blake Jorgensen, chief financial officer of Levi Strauss & Co.

Investor Conference Call

The company’s first-quarter 2012 investor conference call will be available through a live audio webcast at http://us.meeting-stream.com/levistraussco_041211 today, April 10, 2012, at 1 p.m. Pacific / 4 p.m. Eastern. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through April 16, 2012, at 800-642-1687.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LS&Co. Q1 2012 Results/Add Three

April 10, 2012

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of more than 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2011 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) February 26, 2012	November 27, 2011
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$238,320	$204,542
Trade receivables, net of allowance for doubtful accounts of $25,324 and $22,684	533,364	654,903
Inventories:
Raw materials	7,422	7,086
Work-in-process	7,725	9,833
Finished goods	625,530	594,483

Total inventories	640,677	611,402
Deferred tax assets, net	99,162	99,544
Other current assets	173,317	172,830

Total current assets	1,684,840	1,743,221
Property, plant and equipment, net of accumulated depreciation of $764,227 and $731,859	485,849	502,388
Goodwill	241,297	240,970
Other intangible assets, net	69,328	71,818
Non-current deferred tax assets, net	610,445	613,161
Other non-current assets	118,759	107,997

Total assets	$3,210,518	$3,279,555

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$114,075	$154,747
Current maturities of capital leases	1,355	1,714
Accounts payable	214,520	204,897
Other accrued liabilities	216,535	256,316
Accrued salaries, wages and employee benefits	171,766	235,530
Accrued interest payable	36,775	9,679
Accrued income taxes	18,073	9,378

Total current liabilities	773,099	872,261
Long-term debt	1,814,258	1,817,625
Long-term capital leases	1,906	1,999
Postretirement medical benefits	137,025	140,108
Pension liability	395,722	427,422
Long-term employee related benefits	81,223	75,520
Long-term income tax liabilities	43,126	42,991
Other long-term liabilities	54,444	51,458

Total liabilities	3,300,803	3,429,384

Commitments and contingencies
Temporary equity	6,205	7,002

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,354,021 shares and 37,354,021 shares issued and outstanding	374	374
Additional paid-in capital	31,262	29,266
Retained earnings	199,523	150,770
Accumulated other comprehensive loss	(336,156)	(346,002)

Total Levi Strauss & Co. stockholders’ deficit	(104,997)	(165,592)
Noncontrolling interest	8,507	8,761

Total stockholders’ deficit	(96,490)	(156,831)

Total liabilities, temporary equity and stockholders’ deficit	$3,210,518	$3,279,555

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 26, 2012	February 27, 2011
	(Dollars in thousands)
	(Unaudited)
Net revenues	$1,164,961	$1,120,693
Cost of goods sold	616,167	562,726

Gross profit	548,794	557,967
Selling, general and administrative expenses	438,583	459,093

Operating income	110,211	98,874
Interest expense	(38,573)	(34,866)
Other income (expense), net	1,172	(5,959)

Income before income taxes	72,810	58,049
Income tax expense	23,513	18,881

Net income	49,297	39,168
Net (income) loss attributable to noncontrolling interest	(79)	1,507

Net income attributable to Levi Strauss & Co.	$49,218	$40,675

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 26, 2012	February 27, 2011
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$49,297	$39,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,218	28,390
Asset impairments	58	596
Gain on disposal of property, plant and equipment	(88)	(59)
Unrealized foreign exchange (gains) losses	(1,639)	6,650
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	3,485	5,723
Employee benefit plans’ amortization from accumulated other comprehensive loss	373	793
Employee benefit plans’ curtailment gain, net	(773)	(16)
Amortization of deferred debt issuance costs	1,110	1,058
Stock-based compensation	1,214	1,841
Allowance for doubtful accounts	2,919	3,028
Change in operating assets and liabilities:
Trade receivables	118,185	87,388
Inventories	(29,961)	(43,962)
Other current assets	(17,713)	3,313
Other non-current assets	(1,744)	(5,350)
Accounts payable and other accrued liabilities	26,711	(11,799)
Income tax liabilities	11,764	3,799
Accrued salaries, wages and employee benefits and long-term employee related benefits	(90,766)	(74,259)
Other long-term liabilities	1,049	(359)
Other, net	94	83

Net cash provided by operating activities	104,793	46,026

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(17,291)	(40,498)
Proceeds from sale of property, plant and equipment	117	76
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(3,485)	(5,723)

Net cash used for investing activities	(20,659)	(46,145)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(458)	(456)
Proceeds from senior revolving credit facility	50,000	—
Repayments of senior revolving credit facility	(110,000)	—
Short-term borrowings, net	7,754	(2,261)
Debt issuance costs	(51)	—
Restricted cash	(305)	618
Repurchase of common stock	(479)	(245)
Dividend to stockholders	—	(20,023)

Net cash used for financing activities	(53,539)	(22,367)

Effect of exchange rate changes on cash and cash equivalents	3,183	1,873

Net increase (decrease) in cash and cash equivalents	33,778	(20,613)
Beginning cash and cash equivalents	204,542	269,726

Ending cash and cash equivalents	$238,320	$249,113

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,796	$5,009
Income taxes	4,077	11,933

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.